Investment Banking Agreement

This Investment Banking Agreement (the "Agreement") is made and entered into as of December 17, 2007, and is to commence on January 1, 2008 by and among, Capital City Petroleum, Inc (the "Company") having its place of business at 8351 North High Street, Suite 101, Columbus, Ohio 43235; and Capital City Consulting Group, LLC, ("CCCG") having its place of business at 9100 So. Dadeland Boulevard, Suite 1800, Miami, Florida 33156.

Engagement of Services

The Company hereby retains CCCG, for the purpose of providing to the Company Consulting and Investment Banking services, specifically with the mandate to:

A)	Assist the Company in developing a business plan, financial model and capitalization plan,
B)	Lead the merger and acquisition efforts on behalf of the Company,
C)	Assist the Company in "going public" through a reverse merger,
D)	Lead the institutional/strategic financing of growth capital for the Company, and
E)	Create an exit strategy for the Company's investors through a liquidity event and/or the strategic sale of part or all of the Company.

CCCG agrees to be retained to provide such services described in Section One below on an exclusive basis pursuant to the terms and conditions set forth herein.

Section One: Statement of Work

CCCG will, on behalf of the Company, perform the following Investment Banking and Advisory Services:

(a)                 CCCG shall be available for advice, and shall advise the Company with respect to such financial matters relating to: capital raising, whether from institutional and other investors or lenders or from the private placement of debt instruments or equity securities; public offerings of debt or equity; structure of debt or equity financings; acquisitions and other business ventures; stockholder and securities dealer relations;

(b)                 CCCG will become educated in the business of the Company, with an emphasis on the Company's business model, corporate structure and equity ownership. CCCG will be available to perform advisory services including; general business and financial analysis, corporate strategy development, transactional feasibility analysis, and to assist the Company in the preparation of any descriptive materials to be issued by the Company.

(c)                 CCCG will act as investment banker in executing the approved business plan. In this capacity, CCCG will identify potential investors, strategic partners and or acquisition or merger candidates. CCCG will contact these firms and investors, on behalf of the Company, and will qualify them as appropriate partners. CCCG will assist the Company in structuring and negotiating the transactions. The Company agrees not to solicit any of CCCG's strategic partner introductions for capital, without the appropriate written approval by CCCG.

For the duration of this Agreement, on an exclusive basis, CCCG will have the ability to engage in substantive discussions with potential investors, acquirers, merger or acquisition candidates, strategic partners and/or joint venture partners on behalf of the Company. CCCG will provide the Company with the names of parties to whom it intends to disclose proprietary information, which will be required to enter into a Confidentiality Agreement with the Company and CCCG prior to receiving any proprietary or confidential information of the Company. In performing its services herein, CCCG shall be entitled to rely without investigation upon all information that is provided by the Company, which information the Company hereby warrants that to the best of its knowledge and information shall be complete and accurate in all material respects, and not misleading. CCCG in no way guarantees that the Company will successfully raise capital.

Section Two: Work Responsibilities

It is understood that CCCG's services will be rendered both on and off-site of the Company. Subject to CCCG providing reasonable prior notice, the Company agrees to provide an office, secretarial support, and time of key employees while CCCG is on-site performing the services described in Section One.

Section Three: Duration

The duration of this Agreement (the "Term") shall extend for a period of twenty-four (24) months from the execution date first written above, and/or signed. The Company may extend the term of this agreement for two (2) additional six (6) month increments.

Section Four: Payment

The Company will pay a non-refundable initial retainer of Twenty-Thousand Dollars ($20,000) with the signing of this agreement, and agrees to pay monthly consulting fees of Ten-Thousand Dollars ($10,000) for services to be performed by CCCG, commencing February 1, 2008. The Company agrees to increase the monthly consulting fees to a minimum of Twenty-Thousand Dollars ($20,000) per month when it is established that CCCG is devoting in excess of Fifty (50%) Percent of its time and capacity on behalf of the Company, and/or CCCG is the investment banker on a merger and acquisition assignment that has been approved by the Company and is at the Letter of Intent ("LO!") stage. The monthly consulting fees shall be due and payable every thirty (30) day period that this agreement is in full force. The monthly consulting fees will be credited against future success fees earned by CCCG, that individually or collectively exceed twice the amount of the total consulting fees collected to date.

Upon the execution by the Company and CCCG of any of the following mandates: A) Lead the merger and acquisition efforts on behalf of the Company, B) Assist the Company in "going public" through a reverse merger, C) Lead the institutional/strategic financing of growth capital for the Company, and D) Create an exit strategy for the Company's investors through a liquidity event and/or the strategic sale of part or all of the Company, the Company will grant CCCG a warrant under the terms and conditions as outlined in Section Five: Additional Transactions related to the Payment of Fees and Warrants section.

Section Five: Additional Transactions

For purposes of this Agreement, Additional Transaction(s) shall mean any additional "Debt Financing", "Subordinated Debt Financing", "Private Placement, Capital Infusion, Equity Investment or Financing" or a "Purchase, Merger or Sale Transaction", which may occur during this engagement, or within eighteen (18) months after the termination or expiration of this agreement. These additional transaction(s) are for default purposes only. It is anticipated that any additional transactional fees will be negotiated separately with the company, to reflect any unique circumstances that may exist. CCCG will utilize one of its broker-dealer relationships in order to be engaged, and to receive any potential success fees above and beyond the consulting and advisory services contemplated herein.

Debt Financings For the purpose of this Agreement, a "Debt Financing" shall include any transaction (or series of transactions) which directly or indirectly results in: (i) senior and working capital lines, or other similar borrowings of the Company nonnally undertaken by businesses in the course of operations which includes capital received in consideration for notes, bonds, equipment leasing transactions, or debentures not expressly defined as "junior" or "subordinated" (discussed below), (ii) a combination of any such debt described above together with the issuance and warrants/options, or (iii) convertible "debt, as described above, to equity" securities. In the case of a "Debt Financing" where the source of debt financing, excluding subordinated debt financing, closes during the Term of this Agreement, or within eighteen (18) months after the termination or expiration of this agreement, ccca or its broker-dealer nominee shall receive upon closing of the transaction, a lump-sum fee computed by taking the total amount of the Debt Financing multiplied by two (2%) percent.

Subordinated Debt Financings For the purpose of this Agreement, a "Subordinated Debt Financing" shall mean any transaction (or series of transactions) which directly or indirectly results in the Company receiving proceeds from any debt financing junior or subordinated to other debt, I.e., repayable in the case of liquidation only after senior debt with a higher claim and priority has been satisfied. This type of debt may be but not necessarily characterized by such features as interest only payments for a specified period of time, equity participation through warrants/options and other instruments, and convertible features. In the case of a "Subordinated Debt Financing" where the source of subordinated debt financing closes during the Tenn of this Agreement, or within eighteen (18) months after the termination or expiration of this agreement, CCCG or its broker-dealer nominee shall receive upon closing of the transaction, a lump-sum fee computed by taking the total amount of the Subordinated Debt Financing multiplied by four (5%) percent.

Equity Raise For the Purpose of this Agreement, a "Private Placement, Equity Capital Infusion, or any Equity Investment or Financing" which directly or indirectly results in the transaction closing during the Term of this Agreement, or within eighteen (18) months after the termination or expiration of this agreement, CCCG or its broker-dealer nominee shall receive upon closing of the transaction, a lump-sum consulting fee computed by taking the total gross proceeds from the Private Placement, Equity Capital Infusion, or any Equity Investment or Financing multiplied by ten (10%) percent. If the Equity component is in the form of a Private Placement Memorandum (PPM), CCCG or its broker-dealer nominee shall receive upon closing of the transaction, a lump-sum fee computed by taking the total gross proceeds from the Private Placement multiplied by ten (10%) percent, plus a non· accountable expense allowance of three (3%) percent multiplied by the total gross proceeds from the Private Placement.

Purchase, Merger or Sale Transaction If an Purchase, Merger or Sale Transaction is consummated by the Company during the Term of this Agreement, or a period of eighteen (18) months after the termination or expiration of this Agreement, CCCG or its broker-dealer nominee shall receive upon closing of the transaction a fee computed by taking the Total Consideration received multiplied by a percentage determined pursuant to the following schedule, assuming the minimum fee will be One Hundred Thousand dollars ($100,000) per transaction:

Total Consideration	Fee
$0 to $1,999,999	6.0%
$2,000,000 to $3,999,999	5.0%
$4,000,000 to $5,999,999	4.0%
$6,000,000 to $7,999,999	3.0%
$8,000,000 or greater	2.0%

Purchase, Merger or Sale Transaction (or series of transactions) which directly or indirectly results in (i) the acquisition by the Company of all or any part of the existing capital stock of such third party or all or any part of the assets of such third party (or any securities convertible into or exchangeable for or other rights to acquire all or any part of such capital stock or assets), or (ii) the acquisition by such third pal1y of all or any part of the existing capital stock of the Company or all or any part of the assets of the Company (including any securities convertible into or exchangeable for or other rights to acquire all or any part of such capital stock or assets), including in each such case, without limitation, any sale or exchange of capital stock or assets (including cash and other liquid assets), any merger or consolidation (including any such transaction in which the third party is the surviving entity) or any similar transaction outside of the ordinary course of the Company's business.

For the purposes of this Agreement with respect to a Purchase, Merger or Sale Transaction, Total Consideration shall mean and be computed as the total sale proceeds and other consideration received by Company, its stockholders, directed beneficiaries, or any newly formed entity owned or participated in by Company ("New Company") an including, but not limited to: cash, securities, notes, debentures, agreements not-to-compete, including contingent and installment payments; consideration for assets owned by subsidiaries or entities controlled by the Company; the total value of liabilities specifically assumed by the acquirer; and any other tangible net benefit to the Company, its shareholders or directed beneficiaries all as valued and set forth in the transaction documents, unless otherwise agreed in writing.

Payment of Fees and Warrants All fees due to CCCG or its broker-dealer nominee pursuant to this Agreement are payable in cash. All fees are payable to CCCG at the closing date of the subject transaction. To the extent amounts are payable to Company after the closing date of a transaction, the Company shall pay CCCG or its broker-dealer nominee the applicable fee associated with such amounts at the time such amounts are actually received by Company. Any fees due and not paid when due will accrue interest at the rate of six percent (6.0%) annually, and the Company will be responsible for reasonable legal expenses, including without limitation appellate expenses (at both the trial and appellate level) incurred by the other in disputing such fees.

In addition, upon closing of a Transaction(s), including Debt Financing(s), Subordinated Debt Financing(s), Private Placement, Capital Infusion, Equity Investment, Financing or Purchase, Merger or Sale Transaction(s) CCCG is entitled to a fee as described herein above, the Company or any successor entity will grant to CCCG a warrant to purchase the common stock of Company (the "Warrant"), at a purchase price per share (the "Purchase Price") equal to the higher of a) if a public company, the average trailing 30 day closing bid price of the Company's stock as calculated for the period ending on the day immediately prior to the closing date of such Transaction(s), or b) the price per share paid by investors in such Transaction(s), or (c) the lesser of the most recent transaction price per share paid by investors or an independent, third-party valuation. The formula for determining the amount of warrants to be issued, convertible into voting common shares, shall be calculated by taking the success fee paid to CCCG in such Transaction and dividing it by the Purchase Price, as described above. Warrants shall be issued at the closing of the Transaction, and can be exercised at any time by CCCG in whole or part over five (5) years. The Company or its successor entity agrees to reserve sufficient amount of common shares to cover the exercise of the Warrant. Company shall grant CCCG standard piggyback registration rights for any common stock issued to CCCG by the Company and any common stock underlying the Warrants. The Company also agrees to grant CCCG a cashless exercise feature on the aforementioned success warrants.

The Company will reimburse CCCG for all pre-approved business expenses ("Expenses") incurred by CCCG in the performance of the work as described in this Agreement, to include all reasonable travel expenses for Company approved meetings, not to exceed One-thousand ($1,000) dollars per month. Expenses will be billed and paid on a monthly basis, beginning on the first of each month beginning with the first calendar month following the date of this Agreement.

Section Six: Status of CCCG; Indemnification

CCCG is and shall be an independent contractor and is not and shall not be deemed or construed to be an employee of the Company by virtue of this Agreement. Neither CCCG, nor the Company shall hold CCCG out as an agent, partner, officer, director, or other employee of the Company in connection with this Agreement or the performance of any of the duties, obligations or performances contemplated hereby and CCCG further specifically disclaims any and all rights to an equity interest in or a partnership with the Company by virtue of this Agreement or any of the transactions contemplated hereby, except as specifically provided herein. CCCG specifically acknowledges and agrees that it shall have no authority to execute any contracts or agreements on behalf of the Company or any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Company (an "Affiliate") and it shall have no authority to bind the Company or its Affiliates to any obligation (contractual or otherwise). For purposes of this Agreement, (a) the term "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting interests, by contract or otherwise and (b) the term "person" shall mean an individual, partnership, corporation, limited liability company, limited liability partnership, trust, joint venture or other entity.

In the event that CCCG becomes involved in any capacity in any action, proceeding or investigation in connection with any matter referred to in this Agreement not resulting from or relating to CCCG's recklessness, negligence, bad faith or intentional wrongful acts, the Company will reimburse CCCG for reasonable legal and other expenses as such expenses are incurred in connection therewith. The Company will also indemnify and hold harmless CCCG against losses, claims, damages or liabilities to which CCCG may become subject in connection with any matter referred to in this Agreement, except to the extent that any such loss, claim, damage or liability results from the recklessness, negligence, bad faith or intentional wrongful acts of CCCG performing the services that are the subject of this Agreement. The provisions of this Section 7 shall survive any termination or expiration of this Agreement for a period of twenty-four (24) months.

Section Seven: Governing Law

The laws of the State of Ohio shall govern this Agreement. Any controversy or claim arising out of, or relating to, this Agreement, to the making, performance, or interpretation of it, shall be settled by arbitration in Columbus, Ohio unless otherwise mutually agreed upon by the parties, under the commercial arbitration rules of the American Arbitration Association then existing, and any judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. The Governing Law provisions shall survive any termination of this Agreement.

Section Eight: Integration

This Agreement contains the entire Agreement among the parties and supersedes all prior oral and written agreements, understandings, and representations among the parties. No amendments to this Agreement shall be binding unless executed in writing by all the parties.

Section Nine: Confidentiality

Except as otherwise required by law, the terms of this Agreement shall not be disclosed by CCCG to any third party, with the exception of potential investors as part of their due diligence efforts, without the prior written consent of both parties to this Agreement. CCCG shall keep confidential and not disclose any non-public information provided to it by or on behalf of the Company or by any third-party, in relation to any of the services provided or to be provided by it to the Company, except that it may disclose any such information to its advisors (which persons shall be bound by similar confidentiality obligations and for which CCCG shall accept full responsibility in compliance with this Section) or as required by law or with the prior consent of the Company. The restrictions in the preceding sentence shall not apply to information that becomes publicly available through no fault of CCCG or information that CCCG may be required by law to disclose.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

Capital City Consulting Group, LLC	Capital City Petroleum, Inc.
/s/ Joseph A. Smith Joseph A. Smith Managing Director	s/ Timothy Crawford Timothy Crawford Chief Executive Officer